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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in this Registration Statement on Form S-1 of our report dated January 31, 2000, relating to the financial statements and financial statement schedules of Register.com, Inc., which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.




PricewaterhouseCoopers LLP
New York, New York
July 26, 2000